EXHIBIT 10.13

AMENDMENT TO THE TENNANT COMPANY PENSION PLAN

Pursuant to the authority delegated to the undersigned by the Board of Directors of TENNANT Company (the “Company”), the undersigned hereby authorizes the amendment of the Tennant Company Pension Plan (the “Plan”) effective as of December 31, 2002.

WHEREAS, the Company has authority to amend the Plan pursuant to the provisions of Section 11.1 of the Plan at such time and in such a manner as the Company may desire; and

WHEREAS, the Company wishes to amend the Plan to adopt a Model Amendment issued by the Service to conform the Plan to Revenue Ruling 2001-62 issued by the Internal Revenue Service, and

WHEREAS, the Company wishes to amend the Plan to reflect certain provision of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”).

NOW, THEREFORE, BE IT RESOLVED, that the amendment set forth in Exhibit A, attached hereto, to amend the Plan to comply with Internal Revenue Code Sections 415 and 417(e) as required under Revenue Ruling 2001-62 is hereby approved and adopted as of the effective date set forth on Exhibit A.

FURTHER RESOLVED, that the amendments set forth on Exhibit B, attached hereto, to amend the Plan reflect certain provision of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) is hereby approved and adopted as of the effective dates set forth on Exhibit B.

Dated: December 26, 2002	TENNANT Company

	By:	/s/ Janet Dolan
Its President

EXHIBIT A

TENNANT Company Pension Plan

Amendment of Plan to Comply with

Sections 415 and 417(e), as Required Under Revenue Ruling 2001-62

1.             This amendment shall apply to distributions with annuity starting dates on or after December 31, 2001.

2.             Notwithstanding any other Plan provisions to the contrary, the applicable mortality table used for purposes of adjusting any benefit or limitation under Section 415(b)(2)(B), (C), or (D) of the Internal Revenue Code as set forth in Section 6.11 of the Plan and the applicable mortality table used for purposes of satisfying the requirements of Section 417(e) of the Internal Revenue Code as set forth in Section 2.3(b) and (c) of the Plan is the table prescribed in Revenue Ruling 2001-62.

3.             For any distribution with an annuity starting date on or after the effective date of this amendment and before the adoption of this amendment, if application of the amendment as of the annuity starting date would have caused a reduction in the amount of any distribution, such reduction is not reflected in any payment made before the adoption date of this amendment.  However, the amount of any such reduction that is required under Section 415(b)(2)(B) must be reflected actuarially over any remaining payments to the Participant.

EXHIBIT B

TENNANT Company Pension Plan

Amendment of the Plan for EGTRRA

PREAMBLE

Adoption and effective date of amendment.  This amendment of the Plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”).  This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder.  Except as otherwise provided, this amendment shall be effective as of the first day of the first Plan Year beginning after December 31, 2001.

Supersession of inconsistent provisions.  This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

SECTION 1.  MODIFICATION OF TOP-HEAVY RULES

1.1.         Effective date.  This section shall apply for purposes of determining whether the Plan is a top-heavy plan under Code Section 416(g) for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Code Section 416(c) for such years.  This section amends Article 12 of the Plan.

1.2.         Determination of top-heavy status.

(a)           Key Employee.  Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employer having 415 Compensation greater than $130,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having 415 Compensation of more than $150,000.  The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

(b)           Determination of present values and amounts.  This paragraph (b) shall apply for purposes of determining the present values of Accrued Benefits and the amounts of account balances of Employees as of the determination date.

(i)            Distributions during year ending on the Determination Date.  The present values of Accrued Benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the 1-year period ending on the Determination Date.  The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i).  In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

(ii)           Employees not performing services during year ending on the Determination Date.  The Accrued Benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the Determination Date shall not be taken into account.

1.3          Minimum benefits.  For purposes of satisfying the minimum benefit requirements of Code Section 416(c)(1) and the Plan, in determining years of Service with the Employer, any service with the Employer shall be disregarded to the extent that such Service occurs during a Plan Year when the Plan benefits (within the meaning of Code Section 410(b)) no Key Employee or former Key Employee.

SECTION 2.  DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS

2.1          Effective date.  This section shall apply to distributions made after December 31, 2001.

2.2          Modification of definition of eligible retirement plan.  For purposes of the direct rollover provisions in Section 6.2 of the Plan, an eligible retirement plan shall also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan.  The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the Alternate Payee under a Qualified Domestic Relation Order, as defined in section Code Section 414(p).